Exhibit 99.1

Contact:	David W. Kiser Director of Investor Relations Columbia Sportswear Company (503) 985-4584
COLUMBIA SPORTSWEAR COMPANY
REPORTS FIRST QUARTER 2006 RESULTS
Highlights:
•	First quarter net sales increased 5.9 percent to $260.2 million.
•	First quarter diluted earnings per share were $0.52 on 37.3 million weighted average shares, compared to $0.52 on 40.7 million weighted average shares for the first quarter of 2005.
•	Global fall future orders product backlog increased 11.6 percent to $720.7 million.
•	Fiscal 2006 net sales are estimated to increase approximately 10 percent, and diluted earnings per share are expected to be approximately $3.18, including approximately $0.20 from projected stock-based compensation expense in 2006.
PORTLAND, Ore. — April 27, 2006 — Columbia Sportswear Company (NASDAQ: COLM), a global leader in the active outdoor apparel and footwear industries, today announced first quarter net sales of $260.2 million for the quarter ended March 31, 2006, an increase of 5.9 percent over net sales of $245.7 million for the same period of 2005. The Company reported net income for the first quarter of $19.5 million, an 8.5 percent decrease compared to net income of $21.3 million for the same period of 2005. Diluted earnings per share for the first quarter of 2006 were $0.52 on 37.3 million weighted average shares, compared to diluted earnings per share of $0.52 for the first quarter of 2005 on 40.7 million weighted average shares. The decrease in weighted average shares outstanding is the result of the Company’s repurchase of shares over the past year.
Compared to the first quarter of 2005, U.S. sales increased 5.9 percent to $144.4 million, Other International sales increased 12.2 percent to $41.4 million, European sales increased 3.0 percent to $48.0 million, and Canadian sales increased 1.9 percent to $26.4 million for the first quarter of 2006.
Excluding changes in currency exchange rates, consolidated net sales increased 7.7 percent, U.S. sales increased 5.9 percent, European sales increased 13.7 percent, Other International sales increased 15.8 percent, and Canadian sales decreased 5.4 percent for the first quarter of 2006, compared to the same period of 2005 (see “Reconciliation of Net Sales Changes to Net Sales Changes Excluding Changes in Currency Exchange Rate” table below).
For the first quarter of 2006, sportswear sales increased 7.3 percent to $141.8 million, outerwear sales increased 7.8 percent to $55.2 million, equipment sales increased 52.9 percent to $5.2 million, footwear sales increased 1.8 percent to $50.7 million and accessories sales decreased 19.8 percent to $7.3 million, compared to the first quarter of 2005.
Tim Boyle, Columbia’s president and chief executive officer, commented, “First quarter sales were consistent with our expectations. Sales were driven by Columbia and Mountain Hardwear spring sportswear shipments in the U.S. and Japan, and were benefited by incremental footwear sales from our newly acquired Montrail brand. Improved gross margins of fall closeout products in the U.S. favorably impacted global gross margins, but contracting European margins and the unfavorable impact of recording the Montrail inventory at fair value in purchase accounting more than offset the domestic gross margin increase. Gross margins in Europe decreased due to a challenging competitive environment, foreign currency hedge rates and costs associated with certain promotional campaigns. Consolidated selling and operating expenses were managed well, but increased $8.0 million, primarily due to additional personnel costs, including $3.1 million of incremental stock-based compensation expense. EPS results were benefited by the shares that we repurchased over the past year.”
Backlog
The Company reported that as of March 31, 2006, consolidated backlog increased 11.9 percent to $848.9 million compared to consolidated backlog of $758.9 million at March 31, 2005. Of this total, fall product backlog at March 31, 2006 was $720.7 million, an 11.6 percent increase over fall product backlog of $645.6 million at March 31, 2005. Excluding changes in currency exchange rates, consolidated backlog increased 13.1 percent, and fall product backlog increased 12.7 percent, compared to the prior year.
Organic consolidated backlog (backlog excluding orders for Montrail and Pacific Trail-brand products) increased 8.1 percent, and organic fall product backlog increased 7.6 percent. Excluding changes in currency exchange rates, organic consolidated backlog increased 9.3 percent, and organic fall product backlog increased 8.7 percent.
Boyle continued, “Organic domestic fall orders increased low double digits, driven by continued strength in our U.S. sportswear business and a modest rebound in domestic outerwear orders. Organic Other International backlog also increased low double digits in U.S. dollars, driven by strong growth in Japan, while Europe and Canada were essentially flat. Sportswear orders were strong in the U.S. and other key markets globally, but global outerwear orders only increased low single digits, due to weakness in Europe and Canada. Global fall footwear orders also increased low single digits on an organic basis, hampered by warm winter weather conditions in key cold weather footwear markets.”
“The current global markets for our products are very competitive, and while we have made changes in our business to address these challenges, including acquiring brands to address new distribution channels, these initiatives have not yet gained significant traction. While we continue to execute these growth initiatives, we will also focus on diligent expense management to assure that our capital is deployed strategically. We will continue to focus on developing compelling products that provide retailers and consumers with exceptional value at all price points, which is the core of our business,” commented Boyle.
Guidance
Mr. Boyle continued, “Considering the backlog we released today, we currently anticipate second quarter 2006 revenue growth of 10 to 12 percent and diluted earnings per share of approximately $0.03, including approximately $0.05 in stock-based compensation expense. For the full year 2006, we anticipate net sales growth of approximately 10 percent, and diluted earnings per share of approximately $3.18, including $0.20 in stock-based compensation expense, compared to 2005. These projections are forward-looking in nature, and are based on backlog and forecasts, which may change, perhaps significantly.”

The Company will host a conference call to elaborate on first quarter 2006 results on Thursday, April 27, 2006 at 5:00 p.m. Eastern. The call will include discussions regarding the Company’s first quarter 2006 performance in general, the Company’s geographic and merchandise category performance, and the Company’s future opportunities. To participate, please dial 800-851-3059 in the United States (outside the United States, please dial 706-679-8430) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com, where it will remain available until May 10, 2006.
Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and a leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. The Company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, Montrail and Pacific Trail. To learn more about Columbia, please visit the Company’s website at www.columbia.com.
This press release contains forward-looking statements, including Mr. Boyle’s statements regarding anticipated revenues and earnings for the second quarter and full year 2006 and growth in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K.
Risks and uncertainties that may affect the Company’s future revenues and earnings include growth trends in the industry in general; local, national, and international economic conditions; the financial health of the Company’s customers; intense competition in the industry (which the Company expects to increase); the effects of unseasonable weather on consumer demand for the Company’s products; international risks, including foreign laws and regulations, trade disruptions, political instability in foreign markets, exchange rate fluctuations, and changes in quotas and tariffs or other duties; business disruptions and costs arising from disease outbreaks, disasters, acts of terrorism or military activities around the globe; the Company’s dependence on key personnel; the effective implementation of the Company’s Kentucky distribution center and expansion of its other distribution facilities; the Company’s ability to fully and cost-effectively integrate acquired businesses into its existing operations; the Company’s ability to effectively deliver its products to customers in a timely manner despite potential service interruptions; the Company’s reliance on product acceptance by consumers; the Company’s dependence on independent manufacturers and suppliers; the effectiveness of the Company’s sales and marketing efforts; the Company’s ability to achieve and manage growth effectively; the operations of the Company’s own and third party computer systems; and the Company’s ability to establish and protect its intellectual property. The Company does not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to changes in its expectations.
-tables follow-

COLUMBIA SPORTSWEAR COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,
	2006	2005

Current Assets:
Cash and cash equivalents	$57,197	$157,283
Short-term investments	181,835	181,050
Accounts receivable, net	218,986	229,424
Inventories	194,599	164,793
Deferred tax asset	22,835	21,297
Prepaid expenses and other current assets	12,882	9,447

Total current assets	688,334	763,294
Property, plant and equipment, net	176,985	155,267
Intangibles and other assets	69,606	38,212

Total assets	$934,925	$956,773

Current Liabilities:
Notes payable	$15,609	$—
Accounts payable	57,435	69,899
Accrued liabilities	47,518	40,865
Income taxes payable	24,531	16,246
Current portion of long-term debt	4,640	7,246

Total current liabilities	149,733	134,256

Long-term debt and other liabilities	7,382	13,071
Deferred tax liability	8,395	9,663
Shareholders’ equity	769,415	799,783

Total liabilities and shareholders’ equity	$934,925	$956,773

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2006	2005

Net sales	$260,211	$245,706
Cost of sales	148,574	138,463

Gross profit	111,637	107,243
	42.9%	43.6%

Selling, general, and administrative	84,819	76,791
Net licensing income	(1,005)	(716)

Income from operations	27,823	31,168
Interest (income) expense, net	(1,898)	(1,407)

Income before income tax	29,721	32,575
Income tax provision	10,254	11,238

Net income	$19,467	$21,337

Net income per share:
Basic	$0.53	$0.53
Diluted	0.52	0.52
Weighted average shares outstanding:
Basic	36,900	40,143
Diluted	37,339	40,659

Reconciliation of Net Sales Changes to Net Sales Changes Excluding Changes in Currency Exchange Rates
Net sales from year to year are affected by changes in selling prices and unit volume as well as changes in currency exchange rates where we have sales in foreign locations. The Company’s net sales changes excluding the effect of changes in currency exchange rates are presented below. The Company discloses changes in sales excluding changes in currency exchange rates because it uses the measure to understand sales growth excluding any impact from foreign currency exchange rate changes. In addition, the Company’s foreign management teams are generally evaluated and compensated in part based on the results of operations excluding currency exchange rate changes for their respective regions. Amounts calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP, are denoted.
The Company’s net sales excluding the effect of changes in currency exchange rates are presented below:

	Quarter ended
	March 31, 2006
	Amount	%
	(millions)	Change

Consolidated:
Net sales increase (GAAP)	$14.5	5.9%
Increase due to currency exchange rate changes	4.4	1.8%

Net sales increase excluding changes in currency exchange rates	$18.9	7.7%

United States:
Net sales increase (GAAP)	$8.1	5.9%

Europe:
Net sales increase (GAAP)	$1.4	3.0%
Increase due to currency exchange rate changes	5.0	10.7%

Net sales increase excluding changes in currency exchange rates	$6.4	13.7%

Canada:
Net sales increase (GAAP)	$0.5	1.9%
Decrease due to currency exchange rate changes	(1.9)	(7.3)%

Net sales decrease excluding changes in currency exchange rates	$(1.4)	(5.4)%

Other International:
Net sales increase (GAAP)	$4.5	12.2%
Increase due to currency exchange rate changes	1.3	3.6%

Net sales increase excluding changes in currency exchange rates	$5.8	15.8%